As filed with the Securities and Exchange Commission on November 20, 2006
Registration No. 333-123859
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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POST-EFFECTIVE
AMENDMENT NO. 1
TO
FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
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AUDIOCODES LTD.
(Exact name of registrant as specified in its charter)
N/A
(Translation of registrant’s name into English)
Israel	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
1 Hayarden Street, Airport City,
Lod, 71051, Israel
Telephone: (972) 3-976-4000
(Address and telephone number of registrant’s principal executive offices)
AudioCodes Inc.
2099 Gateway Place, Suite 500
San Jose, California 95134
Telephone: (408) 441-1175
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Neil Gold, Esq. Fulbright & Jaworski L.L.P. 666 Fifth Avenue New York, New York 10103 Telephone: (212) 318-3000 Facsimile: (212) 318-3400	Itamar Rosen, Adv. VP Legal Affairs, General Counsel and Secretary AudioCodes Ltd. 1 Hayarden Street, Airport City, Lod, 70151 Israel Telephone: (972) 3-976-4000 Facsimile: (972) 3-976-4044	Aaron M. Lampert, Adv. Naschitz, Brandes & Co. 5 Tuval Street Tel-Aviv 67897, Israel Telephone: (972) 3-623-5000 Facsimile: (972) 3-623-5005
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Approximate date of commencement of proposed sale to the public: Not applicable.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ __________
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ __________
If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
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The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

EXPLANATORY NOTE

On April 5, 2005, AudioCodes Ltd. (the “Registrant”) filed a registration statement, Registration No. 333-123859 (the “Registration Statement”), relating to the registration of resales, from time to time pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), of $125,000,000 aggregate principal amount of the Registrant’s 2.00% Senior Convertible Notes due 2024 (the “Notes”), and the ordinary shares, NIS 0.01 par value per share (“Ordinary Shares”), issuable upon conversion of the Notes, which Notes were issued in a private placement in November 2004. The Registrant was obligated pursuant to the terms of that certain Registration Rights Agreement, dated November 9, 2004, by and among the Registrant and the initial purchasers of the Notes (the “Registration Rights Agreement”), to maintain the effectiveness of the Registration Statement under the Securities Act until the expiration of the Effectiveness Period (as defined in the Registration Rights Agreement), which Effectiveness Period expired as to all of the Notes on or prior to November 16, 2006. The Registrant is no longer contractually obligated to maintain the effectiveness of the Registration Statement. Therefore, this Post-Effective Amendment No. 1 is being filed in order to deregister the Notes and the Ordinary Shares issuable upon conversion of such Notes that have not been sold hereunder.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Post-Effective Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tel Aviv, Israel, on November 20, 2006.

By: /s/ SHABTAI ADLERSBERG

Name: Shabtai Adlersberg
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures    Title

/s/ SHABTAI ADLERSBERG  Chairman of the Board and   November 20, 2006
Shabtai Adlersberg    Chief Executive Officer
                      (Principal Executive Officer)

/s/ NACHUM FALEK   Chief Financial Officer     November 20, 2006
Nachum Falek    (Principal Financial
              and Accounting Officer)

    *   Director    November 20, 2006
_______________
Dana Gross

    *   Director    November 20, 2006
_______________
Dr. Eyal Kishon

    *   Director    November 20, 2006
_______________
Doron Nevo

    *   Director    November 20, 2006
_______________
Joseph Tenne

*By: /s/ NACHUM FALEK

Nachum Falek
Attorney-in-Fact